Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF

PAXMEDICA, INC.

PaxMedica, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), does hereby certify as follows:

1.	The date on which the original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware is April 15, 2020. Certificates of Amendment to the Certificate of Incorporation of PaxMedica, Inc. were filed with the Secretary of State of the State of Delaware on July 22, 2020 and August 2, 2022 and a Certificate of Designations, Preferences and Rights for the Corporation’s Series X Preferred Stock, par value $0.0001 per share, was filed with the Secretary of State of the State of Delaware on August 2, 2022.

2.	This Certificate of Amendment to the Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation on August 7, 2022 in accordance with Sections 228 and 242 of the DGCL.

3.	This Certificate of Amendment shall become effective on the date of filing with the Secretary of State of the State of Delaware.

4.	Article III of the Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended and restated in its entirety to read as follows:

ARTICLE III: DEFINITIONS.

The, or this, “Certificate” shall mean the Certificate of Incorporation of the Corporation.

“General Corporation Law” shall mean the General Corporation Law of the State of Delaware.

5.	The introductory paragraph of Article V of the Certificate is hereby amended and restated in its entirety to read as follows:

The total number of shares of all classes of stock that the Corporation has authority to issue is 210,000,000, consisting of (a) 200,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”) and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which 500,000 have been designated as Series X Preferred Stock pursuant to the Certificate of Designations, Preferences and Rights filed by the Corporation on August 2, 2022. The Board of Directors of the Corporation (the “Board”) or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

6.	Part B of Article V of the Certificate is hereby amended and restated in its entirety to read as follows:

B. [Reserved]

7.	Part A of Article VI of the Certificate is hereby amended and restated in its entirety to read as follows:

A. AMENDMENT OF BYLAWS. Subject to any additional vote required by this Certificate or bylaws of the Corporation (the “Bylaws”), in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws. Notwithstanding any other provision of this Certificate or any provision of law that might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate or any certificate of designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the stockholders of the Corporation by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding stock of the Corporation entitled to vote thereon.

8.	Article VII of the Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE VII: INDEMNIFICATION.

To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article VII shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article VII shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

9.	The following Article IX is hereby added to the Certificate:

ARTICLE IX: BOARD OF DIRECTORS.

A. CLASSES OF DIRECTORS. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

B. TERMS OF OFFICE. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held following the time at which the initial classification of the Board becomes effective; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held following the time at which the initial classification of the Board becomes effective; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held following the time at which the initial classification of the Board becomes effective; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

C. VACANCIES. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall, in the case of a newly created directorship, hold office for the full term of the class in which the newly created directorship was created or, in the case of a vacancy, hold office for the remaining term of his or her predecessor and in each case until his or her successor shall be elected and qualified, subject to his or her earlier death, disqualification, resignation or removal.

D. REMOVAL. Subject to the rights, if any, of any series of Preferred Stock to elect directors and to remove any director whom the holders of any such series have the right to elect, any director (including persons elected by directors to fill vacancies in the Board) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting.

E. COMMITTEES. Pursuant to the Bylaws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the fullest extent permitted by law.

F. STOCKHOLDER NOMINATIONS AND INTRODUCTION OF BUSINESS. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

10.	The following Article X is hereby added to the Certificate:

ARTICLE X: SPECIAL MEETINGS.

Subject to the terms of any series of Preferred Stock and notwithstanding anything to the contrary in this Certificate, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

11.	The following Article XI is hereby added to the Certificate:

ARTICLE XI: AMENDMENT.

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate, and any other provisions authorized by the General Corporation Law may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding any other provision of this Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate or by any certificate of designations, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Part A of Article VI, Article VII, Article IX, Article X, Article XII, and this sentence of this Certificate, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate). Any amendment, repeal or modification of any of Article VII and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

12.	The following Article XII is hereby added to the Certificate:

ARTICLE XII: CHOICE OF FORUM.

Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, this Article IX shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation of the Corporation as of the date first written above.

By:
	Name:	Howard Weisman
	Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment to Certificate of Incorporation]